Exhibit 99.1

NEWS RELEASE

Contact: Ms. Bobbi J. Roberts Vice President, Investor Relations 804.967.7879 InvestorRelations@saxonmtg.com

For Immediate Release

Saxon Capital, Inc. Agrees to be Acquired by Morgan Stanley

GLEN ALLEN, VA. (August 9, 2006) - Saxon Capital, Inc. (“Saxon” or the “Company”) (NYSE: SAX), a residential mortgage lending and servicing real estate investment trust (REIT), today announced the signing of a definitive merger agreement pursuant to which Morgan Stanley (NYSE: MS) will acquire all of the outstanding shares of Saxon for $14.10 per share in cash. The total value of the transaction is approximately $706 million. The acquisition is subject to certain terms and conditions customary for transactions of this type, including receipt of regulatory approvals and Saxon shareholder approval, and is expected to be completed by the end of 2006.

Commenting on the transaction, Richard A. Kraemer, Saxon’s Chairman of the Board, said, “Our board and management strongly believe that this acquisition is in the best long-term interests of our shareholders, clients and employees. Morgan Stanley’s scale, access to funding and strong mortgage franchise will all help to enhance Saxon’s business, particularly as we see increased competition in a consolidating market. Saxon will be able to build on Morgan Stanley’s existing origination and securitization capabilities.”

Anthony Tufariello, Morgan Stanley’s Global Head of the Securitized Products Group said, “The addition of Saxon to Morgan Stanley’s global mortgage franchise will help us to capture the full economic value inherent in this business, and put the Firm in a better position to leverage our competitive advantages in trading, risk transfer, credit and structuring as well as our deep expertise in hedging mortgage credit risk. This acquisition facilitates our goal of achieving vertical integration in the residential mortgage business, with ownership and control of the entire value chain, from origination to capital markets execution to active risk management.”

Saxon was advised by Credit Suisse Securities (USA) LLC, who rendered a fairness opinion to Saxon's Board of Directors. Saxon's legal advisors were Gibson, Dunn & Crutcher LLP and Ballard Spahr Andrews & Ingersoll, LLP.

About Saxon
Saxon is a residential mortgage lender and servicer that manages a portfolio of mortgage assets. Saxon purchases, securitizes, and services real property secured mortgages and elects to be treated as a real estate investment trust (REIT) for federal tax purposes. The Company is headquartered in Glen Allen, Virginia and has additional primary facilities in Fort Worth, Texas and Foothill Ranch, California.

Saxon’s mortgage loan production subsidiary, Saxon Mortgage, Inc., originates and purchases mortgage loans through indirect and direct lending channels using a network of brokers, correspondents, and its retail lending centers. As of June 30, 2006, Saxon’s servicing subsidiary, Saxon Mortgage Services, Inc., serviced a mortgage loan portfolio of $26.4 billion. For more information, visit www.saxonmortgage.com.

Information Regarding Forward Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Statements about the expected effects, timing and completion of the proposed transaction and all other statements in this release, other than historical facts, constitute forward-looking statements. You can identify forward-looking statements because they contain words such as "believes," "expects," "may," "will," "would," "should," "seeks," "approximately," "intends," "plans," "estimates," or "anticipates" or similar expressions which concern our strategy, plans or intentions. All forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, actual results may differ materially from what is expected. While we believe that our assumptions and expectations are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect actual results. In particular, we may not be able to complete the proposed transaction on the terms summarized above or other acceptable terms, or at all, due to a number of factors, including the failure to obtain approval of our shareholders, regulatory approvals or to satisfy other customary closing conditions. The factors described in this paragraph and other factors that may affect our business or future financial results generally are discussed in our filings with the Securities and Exchange Commission, including our Form 10-K for the year ended December 31, 2005, a copy of which may be obtained from us without charge. You should not place undue reliance on our forward-looking statements, which speak only as of the date of this press release. Unless legally required, we assume no obligation to update any written or oral forward-looking statement made by us or on our behalf as a result of new information, future events or otherwise.

Additional Information and Where to Find It

The proposed transaction with Morgan Stanley will be submitted to a vote of Saxon’s shareholders, and Saxon will file with the SEC a proxy statement to be used to solicit the shareholders’ approval of the proposed transaction, as well as other relevant documents concerning the proposed transaction. Shareholders of Saxon are urged to read the proxy statement regarding the proposed transaction and any other relevant documents filed with the SEC when they become available because these documents will contain important information. A free copy of the proxy statement, as well as other filings containing information about Saxon, may be obtained at the SEC’s Internet site at http://www.sec.gov. Copies of the proxy statement and the SEC filings that will be incorporated by reference in the proxy statement can also be obtained, without charge, by directing a request to Bobbi J. Roberts, Vice President, Investor Relations, 4860 Cox Road, Suite 300 Glen Allen, Virginia 23060, or by phone at (804) 967-7879.

Participants in the Solicitation

Saxon Capital and its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from the shareholders of Saxon who are asked to vote in connection with the proposed transaction with Morgan Stanley. Information regarding Saxon’s directors and executive officers is available in Saxon’s proxy statement for its 2006 annual meeting of shareholders, which was filed with the SEC on April 20, 2006. Additional information regarding the interests of such potential participants will be included in the proxy statement and the other relevant documents filed with the SEC related to the transaction when they become available.